Exhibit 99.1

Date:	August 4, 2009
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS SECOND QUARTER 2009 RESULTS

East Rutherford, NJ – August 4, 2009 – Cambrex Corporation (NYSE: CBM) reports second quarter results for the period ended June 30, 2009.

Highlights
-	Sales increased 2.1% compared to second quarter 2008 excluding the impact of foreign currency. Reported sales declined by 9.8% for the quarter.
-	EBITDA was $13.7 million versus adjusted EBITDA of $12.4 million in the same quarter last year (see attached table).
-	Debt, net of cash was $83.0 million at the end of second quarter 2009, a $12.3 million improvement during the quarter.

Basis of Reporting
The Company has provided a reconciliation from adjusted and other non-GAAP amounts to GAAP amounts at the end of this press release.  Management believes that this basis of reporting provides a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain recorded expenses.

Second Quarter 2009 Operating Results
Second quarter 2009 sales of $59.8 million were 9.8% lower than the second quarter 2008.  Excluding an 11.9% unfavorable impact of foreign exchange, reflecting a stronger U.S. dollar, sales increased 2.1%.  The increase is primarily due to the timing of orders related to two active pharmaceutical ingredients (“APIs”) manufactured under long-term supply agreements and an API that incorporates the Company’s polymeric drug delivery technology.  Partially offsetting these increases were lower sales of generic APIs and feed additives.  Custom development revenues and controlled substances were flat quarter over quarter.

Second quarter 2009 Gross Margin increased to 32.9% of sales from 29.9% during the second quarter 2008, with foreign currency favorably impacting gross margin by 2.1%.  Favorable product mix and cost reductions were the main drivers of the higher margins.  This was partially offset by lower volume and pricing of generic APIs.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Selling, General and Administrative Expenses in the second quarter 2009 were $8.5 million compared to $11.4 million in the same period last year.  The decrease is a result of lower personnel costs and professional fees at corporate headquarters, expense reductions within the Company’s manufacturing sites and the favorable impact of foreign currency.

Research and Development (“R&D”) Expenses for the second quarter 2009 were $2.2 million compared to $1.9 million in the second quarter 2008.  The increase is primarily due to higher costs related to the development of new products and technology platforms.

Operating Profit increased to $9.0 million in the second quarter 2009 from $5.6 million in the second quarter 2008.  Excluding Restructuring Expenses and Strategic Alternative Costs of $0.9 million and CEO retirement costs of $0.6 million recorded in 2008, Operating Profit increased $1.9 million quarter over quarter.  EBITDA was $13.7 million, or 22.9% of sales, compared to Adjusted EBITDA of $12.4 million, or 18.7% of sales last year.  This increase is due primarily to higher gross margins and lower operating expenses at corporate headquarters and the operating sites as discussed above.

Steven M. Klosk, President and Chief Executive Officer, said, “We are pleased to have achieved positive volume growth for the first half of the year despite the challenging economic environment and we are especially pleased with our cash generation so far this year.  Our net debt position improved during the second quarter by $12.3 million, reflecting stronger earnings and improved working capital management.  Ongoing cost reduction activities continue to positively impact our production and operating expenses and contributed to our increased profitability during the quarter.

 “While our first half results were favorable, our current outlook reflects a weaker second half of the year.  Sales volumes, adjusted for foreign currency, are expected to be somewhat negative compared to last year’s second half.  We continue to see weakness in the custom development sector, particularly where we support our customers’ early clinical trial production requirements, and we are seeing price and volume pressure on our generic APIs due to competitive supply chain dynamics.  We are on track to introduce new generic APIs beginning in 2010 and we continue to aggressively develop new products in support of our controlled substances and drug delivery initiatives.”

Second Quarter 2009 Interest and Tax Expenses
Net Interest Expense in the second quarter 2009 was $1.1 million compared to $0.6 million in the second quarter 2008.  The change is due primarily to capitalized interest of $0.3 million in the second quarter of 2009 compared to $0.7 million in the second quarter of 2008.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

The Provision for Income Taxes totaled $2.4 million in the second quarter 2009.  The effective tax rate was 30.7% in the second quarter 2009 compared to 62.0% in the second quarter 2008.  The second quarter 2009 reflects a favorable geographic mix of income compared to the second quarter 2008, and this year’s results benefited from a recently enacted reduction in tax rates in Sweden.  The Company’s effective tax rates have been and are expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily the U.S.

Second Quarter 2009 Capital Expenditures and Depreciation
Capital expenditures and depreciation for the second quarter 2009 were $6.4 million and $4.7 million compared to $20.4 million and $5.3 million in the second quarter 2008, respectively.  The decrease in capital expenditures is largely due to second quarter 2008 spending on two large capital projects for which the majority of work has since been completed.

Guidance
The Company currently expects that sales for 2009, excluding the impact of foreign currency, will be between a decline of 2% and an increase of 2% versus 2008, compared to prior guidance of a 2% to 6% increase.  EBITDA is currently expected to be between $43 and $48 million compared to a prior range of $42 to $49 million.  EBITDA for guidance purposes excludes the impact of any potential M&A, restructuring, or strategic alternatives expenses.  As mentioned earlier in this release, the Company continues to see soft demand for its custom development services and recent order trends for generic APIs suggest that sales of those APIs during the second half of the year may be lower than previously expected.  Ongoing cost reductions are expected to mitigate potentially lower sales volumes during the second half of the year.

For 2009, capital expenditures are expected to be approximately $13 to $16 million and depreciation is expected to be $20 to $22 million. The Company currently expects restructuring and strategic alternatives expenses for 2009 to be minimal.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the second quarter 2009 Form 10-Q is filed with the SEC.

Conference Call and Webcast
The Conference Call to discuss second quarter 2009 results will begin at 8:30 a.m. Eastern Time on Wednesday, August 5, 2009 and last approximately 45 minutes.  Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international.  Please use the pass code 21874877 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Wednesday, August 12, 2009 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international.  Please use the pass code 21874877 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements
This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions in connection with any discussion of future financial and operating performance.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout the Company’s public filings.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, the Company’s ability to satisfy the continued listing standards of the New York Stock Exchange, changes in foreign exchange rates,  uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and other factors described under the caption “Risk Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2009.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  New factors emerge from time to time and it is not possible for the Company to predict which will arise.  In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2008 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

About Cambrex
Cambrex provides products and services to accelerate the development and commercialization of small molecule therapeutics including APIs, advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals.  The Company currently employs approximately 850 people worldwide.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended June 30, 2009 and 2008
(in thousands)

	2009		2008
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$59,766	100.0%	$66,226	100.0%
Allowances and Rebates	5	0.0%	553	0.8%
Net Sales	59,761	100.0%	65,673	99.2%

Other Revenues	(480)	-0.8%	140	0.2%

Net Revenues	59,281	99.2%	65,813	99.4%

Cost of Goods Sold	39,598	66.3%	46,002	69.5%

Gross Profit	19,683	32.9%	19,811	29.9%

Operating Expenses
Selling, General and Administrative Expenses	8,546	14.3%	11,410	17.2%
Research and Development Expenses	2,161	3.6%	1,917	2.9%
Restructuring Expenses	-	0.0%	514	0.8%
Strategic Alternative Costs	-	0.0%	398	0.6%
Total Operating Expenses	10,707	17.9%	14,239	21.5%

Operating Profit	8,976	15.0%	5,572	8.4%

Other Expenses/(Income):
Interest Expense, net	1,142	1.9%	640	1.0%
Other (Income)/Expense, net	(41)	-0.1%	99	0.1%

Income Before Income Taxes	7,875	13.2%	4,833	7.3%

Provision for Income Taxes	2,416	4.1%	2,997	4.5%

Net Income	$5,459	9.1%	$1,836	2.8%

Earnings per Share of Common Stock
Basic	$0.19		$0.06
Diluted	$0.19		$0.06

Weighted Average Shares Outstanding
Basic	29,222		29,090
Diluted	29,247		29,101

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Six Months Ended June 30, 2009 and 2008
(in thousands)

	2009		2008
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$119,766	100.0%	$127,932	100.0%
Allowances and Rebates	338	0.3%	944	0.7%
Net Sales	119,428	99.7%	126,988	99.3%

Other Revenues	885	0.8%	(185)	-0.2%

Net Revenues	120,313	100.5%	126,803	99.1%

Cost of Goods Sold	81,497	68.1%	85,063	66.5%

Gross Profit	38,816	32.4%	41,740	32.6%

Operating Expenses
Selling, General and Administrative Expenses	17,594	14.6%	22,744	17.8%
Research and Development Expenses	3,898	3.3%	4,173	3.3%
Restructuring Expenses	-	0.0%	1,148	0.9%
Strategic Alternative Costs	-	0.0%	575	0.4%
Total Operating Expenses	21,492	17.9%	28,640	22.4%

Operating Profit	17,324	14.5%	13,100	10.2%

Other Expenses/(Income):
Interest Expense, net	2,299	2.0%	1,346	1.0%
Other Income, net	(108)	-0.1%	(26)	0.0%

Income Before Income Taxes	15,133	12.6%	11,780	9.2%

Provision for Income Taxes	4,936	4.1%	5,698	4.4%

Net Income	$10,197	8.5%	$6,082	4.8%

Earnings per Share of Common Stock
Basic	$0.35		$0.21
Diluted	$0.35		$0.21

Weighted Average Shares Outstanding
Basic	29,211		29,063
Diluted	29,227		29,112

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Six Months Ended June 30, 2009 and 2008
(in thousands)

	Second Quarter 2009	Second Quarter 2008

Operating Profit, as Reported	8,976	5,572

Depreciation and Amortization	4,729	5,283

Strat. Alt. & Restructuring Expenses*	-	912

CEO Retirement**	-	597

Adjusted EBITDA	$13,705	$12,364

	Six Months 2009	Six Months 2008

Operating Profit, as Reported	17,324	13,100

Depreciation and Amortization	9,415	10,432

Strat. Alt. & Restructuring Expenses*	-	1,723

CEO Retirement**	-	597

Adjusted EBITDA	$26,739	$25,852

*  During 2008, the Company incurred expenses related to restructuring activities and strategic alternative expenses pursuant to the sale of its Bioproducts and Biopharma businesses in February 2007 and for the consolidation of the New Jersey R&D facility.  These costs are identified within the 2008 income statement and have been excluded from the calculation of certain profit measurements, including Adjusted EBITDA for 2008.

**  During 2008 , the Company incurred expenses related to the acceleration of equity awards to its former CEO. These costs are included within Selling, General and Administrative Expenses and have been excluded from the calculation of certain profit measurements, including Adjusted EBITDA for 2008.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of June 30, 2009 and December 31, 2008
(in thousands)

	June 30,	December 31,
Assets	2009	2008

Cash and Cash Equivalents	$40,321	$32,540
Trade Receivables, net	36,346	36,685
Inventories, net	64,164	61,133
Prepaid Expenses and Other Current Assets	8,635	8,798
Total Current Assets	149,466	139,156

Property, Plant and Equipment, Net	160,599	161,500
Goodwill	35,811	35,374
Other Non-Current Assets	4,480	5,042

Total Assets	$350,356	$341,072

Liabilities and Stockholders' Equity

Accounts Payable	$17,426	$19,700
Accrued Expenses and Other Current Liabilities	42,014	45,080
Total Current Liabilities	59,440	64,780

Long-term Debt	123,300	123,800
Deferred Tax Liabilities	16,304	16,138
Accrued Pension and Postretirement Benefits	44,070	44,165
Other Non-Current Liabilities	16,279	17,403

Total Liabilities	$259,393	$266,286

Stockholders’ Equity	$90,963	$74,786

Total Liabilities and Stockholders’ Equity	$350,356	$341,072

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com